Exhibit 23.1

广东宝臻会计师事务所（普通合伙）

Ste. 2201, GDH Bay City Centre,

21 Zhujiang West Rd., Guangzhou

广州市天河区珠江西路 21 号

粤海金融中心 2201 室

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement on Post-effective Amendment No. 1 to Form F-1 on Form F-3 of Baird Medical Investment Holdings Limited of our report dated April 24, 2026, with respect to our audits of the consolidated financial statements of Baird Medical Investment Holdings Limited as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023, appearing in the Annual Report on Form 20-F of Baird Medical Investment Holdings Limited for the year ended December 31, 2025. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

May 22, 2026